Exhibit 99.2

Recent Developments

The following table sets forth the most recently available information with respect to certain economic indicators for Nova Scotia and Canada.

RECENT DEVELOPMENTS

		Percentage Change, except where noted
	Period	Nova Scotia	Canada
Retail Trade (1)	Jan. – July 2016/ Jan. – July 2015	4.5%	4.2%

Manufacturing Sales (1)	Jan. – July 2016/ Jan. – July 2015	4.9%	0.2%

Housing Starts (all areas) (2)	Jan. – Aug. 2016/ Jan. – Aug. 2015	-21.6%	3.8%

Employment Growth (3)	Jan. – Aug. 2016/ Jan. – Aug. 2015	-0.3%	0.6%

Unemployment Rate (3)	Jan. – Aug. 2016	8.6%	7.0%

Consumer Price Index	Jan. – Aug 2016/ Jan. – Aug 2015	1.1%	1.5%

(1)	Seasonally adjusted.
(2)	These figures represent residential housing starts in both urban and rural areas, seasonally adjusted at annual rates
(3)	These figures reflect the seasonally adjusted rate of unemployment.

Sources:	Statistics Canada, CANSIM Tables 080-0020, 304-0014, 304-0015, 027-0054, 282-0087, and 326-0020.

Nova Scotia’s economy features the general characteristics of developed economies. Nova Scotia’s service sector is disproportionately larger than that of Canada. This represents Nova Scotia’s long-established position as the principal private sector service center for Atlantic Canada and the center for regional public administration and defense.

The following table shows the relative contribution of each sector to GDP in basic prices (chained 2007 dollars) for Nova Scotia and Canada for the calendar years indicated. All dollar amounts are expressed in Canadian dollars.

NOVA SCOTIA GROSS DOMESTIC PRODUCT BY INDUSTRY IN BASIC PRICES

(CHAINED 2007 DOLLARS)

						Compound Annual Rate of Growth 2011-2015	% of GDP in Basic Prices, 2015
	2011	2012	2013	2014	2015
	(In millions)
							Nova Scotia	Canada
Primary Sector:
Agriculture, Forestry, Fishing, and Hunting	$805.2	$806.9	$809.2	$813.8	$876.6	2.1%	3.2%	1.6%
Mining and Oil, and Gas Extraction	930.2	689.7	676.0	944.7	847.7	(2.3%)	1.8%	8.1%
Utilities	633.2	560.1	591.5	575.8	568.9	(2.6%)	2.1%	2.3%

	2,368.6	2,056.7	2,076.7	2,334.3	2,293.2	(0.8%)	7.1%	12.0%

Secondary Sector:
Construction	1,715.5	1,730.3	1,674.5	1,525.2	1,486.0	(3.5%)	5.2%	7.2%
Manufacturing	2,762.9	2,651.0	2,561.5	2,532.4	2,626.0	(1.3%)	7.9%	10.6%

	4,478.4	4,381.3	4,236.0	4,057.6	4,112.0	(2.1%)	13.1%	17.7%

Service Sector:
Transportation and Warehousing	1,127.1	1,080.6	1,058.2	1,055.5	1,079.0	(1.1%)	3.3%	4.3%
Wholesale Trade	1,400.0	1,341.6	1,318.0	1,346.6	1,369.4	(0.6%)	3.6%	5.8%
Retail Trade	2,196.9	2,181.3	2,250.9	2,282.6	2,310.6	1.3%	6.8%	5.4%
Finance and Insurance	1,794.9	1,811.3	1,872.2	1,929.5	1,964.2	2.3%	6.1%	7.0%
Real Estate, rental and leasing(1)	4,913.9	5,056.1	5,173.8	5,276.3	5,363.6	2.2%	15.9%	12.9%
Management of Companies	140.0	142.1	146.5	150.0	143.0	0.5%	0.4%	0.7%
Professional, scientific and technical services	1,312.2	1,314.3	1,335.3	1,345.9	1,366.7	1.0%	4.2%	5.4%
Administrative and support, waste management and remediation services	696.7	695.3	671.2	678.8	663.9	(1.2%)	2.1%	2.6%
Information and Cultural Industries	1,062.2	1,084.5	1,064.1	1,047.7	1,036.8	(0.6%)	3.5%	3.1%
Education Services	2,218.9	2,221.1	2,198.2	2,178.4	2,188.4	(0.3%)	6.2%	5.2%
Health Care and Social Assistance	3,083.1	3,101.5	3,141.3	3,212.0	3,221.3	1.1%	10.3%	6.8%
Accommodation and Food Services	761.9	777.4	781.0	806.6	817.2	1.8%	2.5%	2.1%
Arts, entertainment, and recreation	177.8	173.6	177.6	174.6	185.6	1.1%	0.6%	0.7%
Other Services (except Public Administration)	657.0	645.0	660.1	657.9	658.6	0.1%	2.1%	2.0%
Public Administration	4,035.9	3,978.0	3,879.9	3,828.1	3,835.3	(1.3%)	12.3%	6.5%

	25,578.5	25,603.7	25,728.3	25,970.5	26,203.6	0.9%	79.9%	70.5%

Gross Domestic Product at Basic Prices	$32,426.4	$32,116.1	$32,112.3	$32,332.3	$32,597.9	0.1%	100.0%	100.0%

Source: Statistics Canada, CANSIM Table 379-0030, 379-0028 (NS share of GDP), 379-0031 (Canada GDP by industry).

(1)	Includes imputed values of output from owner-occupied housing.